Exhibit 3.3

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

MOODY’S CORPORATION

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

Moody’s Corporation, a Delaware corporation (the “Company”), does hereby certify that the following resolutions respecting the Series A Junior Participating Preferred Stock were duly adopted by the Company’s Board of Directors:

RESOLVED,	that no shares of the Company’s Series A Junior Participating Preferred Stock are outstanding and that no shares of the Series A Junior Participating Preferred Stock will be issued subject to the certificate of designations previously filed with respect to the Series A Junior Participating Preferred Stock; and further

RESOLVED,	that each officer of the Company (whether acting alone or together with any other officer) is hereby authorized, in the name and on behalf of the Company, to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Company’s Restated Certificate of Incorporation all matters set forth in the certificate of designations with respect to the Series A Junior Participating Preferred Stock.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer on the date set forth below.

MOODY’S CORPORATION

By:	/s/ John J. Goggins
	Name:	John J. Goggins
	Title:	Executive Vice President and General Counsel

	Dated:	April 16, 2013